UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2025 (October 7, 2025)

ELUTIA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39577	47-4790334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Firstfield Road, Gaithersburg, MD 20878

(Address of principal executive offices) (Zip Code)

(240) 247-1170

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	ELUT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Director Election

On October 10, 2025, Elutia Inc.(the “Company”) announced that its Board of Directors (the “Board”) had elected Mr. Guido Neels to the Board, effective October 9, 2025. Mr. Neels was also appointed to the Audit Committee of the Board.

In connection with his initial appointment to the Board, and consistent with the Company’s non-employee director compensation policy, the Compensation Committee of the Board granted Mr. Neels an option to purchase 171,916 shares of the Company’s Class A Common Stock, at an exercise price of $0.88 per share, pursuant to the Company’s 2020 Incentive Award Plan. The option vests annually in three equal installments of one-third each, on each of the first three anniversaries of the grant date, such that the option shall be fully vested and exercisable on October 9, 2028.

The Company and Mr. Neels entered into a consulting agreement as of December 1, 2023 (the “Consulting Agreement”) pursuant to which Mr. Neels provides the Company with advice and counsel on an independent contractor basis on business and financial matters and other matters within Mr. Neels’ experience. The original term of the Consulting Agreement was for one year, which was subsequently extended for two additional one-year terms upon the consent of both parties. The Consulting Agreement is terminable by either party upon seven days’ notice to the other party. In consideration of Mr. Neels’ consulting services, the Company issued him 50,000 restricted stock units (“RSUs”) on December 20, 2023, which vest in eight equal installments commencing March 1, 2024 and on the 1st of every third month thereafter until fully vested on December 1, 2025. In addition, on March 5, 2025, Mr. Neels was granted 25,000 RSUs which vest in four equal installments commencing on March 10, 2025 and on the 10th of every third month thereafter until fully vested on December 10, 2025. The RSUs were granted under the Company’s 2020 Incentive Award Plan and settle in shares of the Company’s Class A Common Stock. In the event the Consulting Agreement is terminated by either party, any unvested RSUs are forfeited. The foregoing summary of the Consulting Agreement is qualified in its entirety by reference to the full text of such agreement, which is expected to be filed as an exhibit to the Company’s next periodic report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Director Resignations

On October 7, 2025, Ms. Maybelle Jordan and Mr. W. Matthew Zuga notified the Company of their resignation from the Board, effective October 8, 2025. Their resignations were not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01	Regulation FD Disclosure.

On October 10, 2025, Elutia issued a press release announcing the election of Mr. Neels to the Board and the resignations of Ms. Jordan and Mr. Zuga, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 (including Exhibit 99.1) of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Elutia Inc. dated October 10, 2025 announcing Board changes.

104	Cover Page Interactive Data File (formatted as Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELUTIA INC.
(Registrant)

Date: October 14, 2025	By:	/s/ Matthew Ferguson
Matthew Ferguson
Chief Financial Officer